United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

     December 20, 2016 (December 14, 2016)

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

            1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two Harbour Place

302 Knights Run Avenue, Suite 1200

             Tampa, Florida 33602

 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (813) 209-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2016, Overseas Shipholding Group, Inc. (the “Company” or “OSG”) appointed Samuel H. Norton, Senior Vice President of OSG and President and Chief Executive Officer of the Company’s U.S. Flag Strategic Business Unit, as President and Chief Executive Officer of the Company effective December 29, 2016 (the “Effective Date”) and Patrick J. O’Halloran, Vice President Marine Operations, as Chief Operations Officer of the Company effective immediately. Captain Ian T. Blackley will retire from the role of President and Chief Executive Officer of the Company as of the Effective Date, as previously disclosed. On December 20, 2016, Captain Blackley notified the Company of his intent to resign from the Board of Directors of the Company, effective as of the Effective Date. Captain Blackley’s resignation as director is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Norton has served as Senior Vice President of OSG and President and Chief Executive Officer of the U.S. Flag Strategic Business Unit since July 2016 and has served on OSG’s board of directors since August 2014. Mr. Norton co-founded in 2006 SeaChange Maritime, LLC, an owner and operator of container ships, and served as its Chief Executive Officer since the company’s inception. Mr. Norton spent the seventeen-year period ended July 2005 as a senior executive officer at Tanker Pacific Management (Singapore) Pte. Ltd. In 1995, Mr. Norton initiated and led the entry of the Sammy Ofer Group into the container segment, and acquired and operated the first container vessels in the group’s fleet. While at Tanker Pacific, Mr. Norton also conceived and started a related business, Tanker Pacific Offshore Terminals, which owns and operates a fleet of floating, offshore oil storage terminals. Prior to joining the Ofer group, Mr. Norton played a lead role in the Asian distressed assets group of the First National Bank of Boston, a position which acquainted him with the shipping industry and the Ofer family. Mr. Norton holds a Bachelor of Arts in Chinese Language and Literature from Dartmouth College where he graduated in 1981.

OSG previously entered into an employment agreement with Mr. Norton on July 17, 2016 and that agreement remains in full force and effect. Under his employment agreement, Mr. Norton’s annual salary is $395,000, and his annual target bonus value is $1,250,000, of which 50% will be paid in vested stock options and 50% shall be paid in vested shares of Class A Common Stock of the Company. Mr. Norton was granted an initial long-term, equity incentive award with a grant-date value equal to the face value of 208,333 shares of Class A Common Stock of the Company on the date of grant, 25% of which consisted of stock options and 75% of which consisted of time-based restricted stock units, and all of which were subject to three-year ratable vesting. The shares of Class A Common Stock Mr. Norton receives other than as a result of the initial equity incentive award are subject to certain holding requirements. Mr. Norton’s agreement provides for severance benefits in the form of salary continuation for a period of 12 months, a pro-rated annual bonus based on actual performance paid as described above and accelerated vesting of outstanding and unvested time-based equity awards in the event of termination without cause or resignation with good reason, in each case as set forth in the agreement. Mr. Norton’s agreement also provides for a change in control bonus, payable in cash or equity as determined by the Company, of no less than $2,500,000 in the event of a consummation of a qualifying transaction before July 15, 2018 and no less than $1,250,000 in the event of a qualifying transaction before July 15, 2019. The Company also agreed to cover certain travel expenses in 2016 and 2017 relating to Mr. Norton’s travel between Miami and Tampa, Florida, as well as attorney’s fees incurred in connection with entering into the agreement. Mr. Norton agreed to a twelve-month non-competition and non-solicitation obligation, as well as confidentiality and non-disparagement obligations.

Mr. O’Halloran has served as Vice President Marine Operations of OSG since December 2014, overseeing all operations and maintenance activities for OSG’s Fleet. Mr. O’Halloran joined the Company in 2002 as Technical Superintendent. He was promoted to Fleet Manager in 2006. Prior to joining the Company, Mr. O’Halloran was a Surveyor for the American Bureau of Shipping for ten years. Mr. O’Halloran holds a Bachelor of Science degree in Mechanical Engineering from State University of New York – Maritime College and a Master’s in Business Administration from the University of South Florida. He sits on the Board of Directors for Alaska Tanker Company and the Chamber of Shipping of America.

As a result of his promotion, the Human Resources and Compensation Committee of the Board of Directors set Mr. O’Halloran’s annual salary at $205,000 and approved an annual target bonus of 15% of annual salary, based on performance criteria to be established for fiscal year 2017.

The Company issued a press release announcing these changes, a copy of which is attached hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated December 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: December 20, 2016	By	/s/ Rick F. Oricchio
		Name:	Rick F. Oricchio
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 20, 2016.